January 24, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (213) 386-6774

Mr. Patrick Hartman
Chief Financial Officer
Center Financial Corporation
3435 Wilshire Blvd, Suite 700
Los Angeles, CA 90010

Re: 	Center Financial Corporation
	Form 10-K/A for Fiscal Year Ended December 31, 2004
	Filed November 18, 2005
      	File No. 0-50050

Dear Mr. Hartman:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


						Sincerely,



						Angela Connell
						Senior Accountant
??

??

??

??

Mr. Daniel P. Connealy
Waddell & Reed Financial, Inc.
May 24, 2005
Page 1